Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS SECOND QUARTER RESULTS

AUSTIN, Minn., May 20, 2004 (BUSINESS WIRE) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2004 second quarter ended April 24, 2004.

HIGHLIGHTS

•                  EPS of $.38, versus $.24 in 2003 (current year includes a 2 cent one-time early retirement charge for sales reorganization and a 3 cent gain from Campofrio sale)

•                  Dollar sales of $1.1 billion increased 14 percent from 2003

•                  Volume up 4 percent compared to last year

•                  Refrigerated Foods operating profit up 167 percent; volume down 3 percent (Fremont plant reduced production during a renovation); dollar sales up 14 percent

•                  Jennie-O Turkey Store operating profit up 165 percent; volume down 7 percent (planned reductions announced last year to better manage supply); dollar sales up 11 percent

•                  Grocery Products operating profit down 22 percent; volume down 6 percent; dollar sales down 1 percent

•                  Specialty Foods operating profit up 76 percent; volume up 89 percent; dollar sales up 56 percent (48 percent due to Century Foods International acquisition)

•                  Sale of investment in Campofrio resulted in $6.2 million pre-tax gain (3 cents per share)

•                  Announced price increase across all Grocery Products Segment items effective June 14, 2004

Hormel Foods Corporation (NYSE: HRL-News), the multinational marketer of consumer-branded meat and food products, today reported fiscal 2004 second quarter net earnings of $53.7 million, up 59 percent from $33.8 million a year earlier.  Earnings per share were $.38 versus $.24 in the fiscal 2003 second quarter (current year includes a 2 cent one-time early retirement charge for a reorganization of the sales structure and a 3 cent gain from the sale of the Campofrio investment).  Sales totaled $1.1 billion, up from $1.0 billion in the same period last year.

For the six months ended April 24, net earnings were $105.5 million, or $.75 per share, compared to $80.7 million, or $.58 per share.  Sales totaled $2.3 billion, up from $2.0 billion in the same period last year.

COMMENTARY AND OUTLOOK

“The success of our value-added pork and turkey products continued in the second quarter, delivering better-than-expected performance,” said Joel W. Johnson, chairman of the board, president and chief executive officer. “Despite increased cost pressures from the grain markets, our protein businesses, Refrigerated Foods and Jennie-O Turkey Store, reported outstanding results because of the strong demand for our branded, value-added products.  With dollar sales up 22 percent, our Foodservice business unit, of the Refrigerated Foods Segment, was an important component of our performance,” Johnson stated.  “Products contributing double-digit growth include HORMEL bacon, pepperoni and Canadian bacon. Jennie-O Turkey Store items providing double-digit growth include JENNIE-O TURKEY STORE bacon, marinated tenderloins and homestyle deli breasts,” Johnson continued.

“The Grocery Products Segment’s performance reflected its struggle with difficult comparisons.  First, continued pork and beef raw material cost increases put additional pressure on margins.  Second, last year’s second quarter was an exceptional growth period, with volume up 10 percent,” Johnson said.  “To improve margins, we will increase prices 4.5 to 6.5 percent for all Grocery Products items effective June 14,” Johnson continued.  “Relating to volume, we have several initiatives underway to regain momentum in this segment,” Johnson said.  “Our ethnic products delivered positive results within this segment.  Revenues increased 14 percent, led by our CARAPELLI olive oil and HERDEZ authentic Mexican products.  The strength of our ethic brands continues to build,” Johnson commented.  “The volume weakness in Grocery Products came primarily from our DINTY MOORE CLASSIC BAKES products and DINTY MOORE canned products,” Johnson said.   “We had extremely difficult comparisons in the first half 2004, and I expect our second- half comparisons to improve considerably,” Johnson concluded.

“Century Foods International and Diamond Crystal Brands delivered strong results in the quarter.  Both acquisitions are fully integrated into our business and are meeting our expectations,” Johnson said.

“Our International business reported strong export results, with volume up 27 percent,” Johnson said.  “Exceptional international demand for pork products drove the volume increase,” Johnson concluded.

“The sales reorganization project continues to make good progress.  We have taken a 2-cent-per-share one-time restructuring charge this quarter to account for early retirement packages.  This change will enable us to streamline our sales organization to better serve our customers,” said Johnson.

“After assessing industry factors and our own business plans and prospects, our earnings guidance for the third quarter is in a range of $.30 to $.36 per share.  For the full year of fiscal 2004, our earnings guidance is in a range of $1.50 to $1.62,” Johnson concluded.

OPERATING HIGHLIGHTS

Grocery Products (16 % of Net Sales, 30 % of Segment Operating Profit)

•                  Dollar sales totaled $187 million, down 1 percent.

•                  Volume was down by 6 percent.  Weaker sales from DINTY MOORE CLASSIC BAKES products and DINTY MOORE canned products represented most of the decrease. We have significantly reduced distribution for the DINTY MOORE CLASSIC BAKES products because this line of products was not meeting our profit objectives and the category did not develop as we expected.  The DINTY MOORE canned products had a very difficult comparison, with volume up 32 percent in the prior year.  Double-digit growth was reported by CARAPELLI olive oil, HERDEZ Mexican products, PATAK’S Indian products, HORMEL bacon bits and DINTY MOORE microwave products.

•                  Operating profit was down 22 percent, or $8 million, reflecting higher raw material costs for pork and beef.  The volume loss from our DINTY MOORE canned products also caused operating profits to decrease.

•                  SPAM Singles were rolled out in four markets.  This line of products offers consumers a single serve, easy-to-open package that can be taken anywhere.

Refrigerated Foods (47 % of Net Sales, 38 % of Segment Operating Profit)

•                  Dollar sales totaled $542 million, up 14 percent.

•                  Volume decreased 3 percent due to reduced production levels during a renovation at our Fremont, NE facility.  Full production has resumed.

•                  Operating profit improved 167 percent to $37 million, reflecting improved market conditions and higher returns on value-added, branded products.

•                  Strong pork demand generated a 30-percent improvement in the live hog market prices versus last year.  This aligned our hog contract costs with open market prices.

•                  Growth momentum in our retail value-added products continued.  Leading the growth within this segment included double-digit volume performers HORMEL Fully Cooked Entrees, Canadian bacon, pre-cooked bacon and dry sausage products.

•                  Foodservice reported double-digit volume growth in key categories including HORMEL premium bacon, ALWAYS TENDER boneless pork, AUSTIN BLUES BBQ, BREAD READY meats and CAFÉ H products.  Our direct sales force strategy continues to pay dividends by generating strong growth with existing customers and securing new accounts.

Jennie-O Turkey Store (21 % of Net Sales, 17 % of Segment Operating Profit)

•                  Dollar sales increased 11 percent to $240 million.

•                  Volume was down 7 percent.  The previously announced strategy of scaling back production caused the reduction.  Industry forecasts expect lower year-over-year supplies for the balance of 2004.

•                  Operating profit totaled $17 million, up 165 percent from last year.  Improvement came from a combination of improved market conditions, value-added sales growth and excellent live production and plant efficiencies.

•                  Value-added volume grew 7 percent.  Strong volume growth continued for value-added products such as JENNIE-O TURKEY STORE bacon, homestyle deli breasts, marinated tenderloins and fresh breakfast sausage.

•                  Higher grain costs continued to increase live bird production costs in the second quarter and we expect the same grain cost burden in the second half of the year.  So far, higher meat markets are off-setting the higher grain costs.

•                  Foodservice volume was up 25 percent.

•                  Export bans relating to Avian Influenza are still in place by China.  Russia and Mexico, the two largest markets for turkey exports, are open to U.S. poultry from areas outside of the initially affected regions within the states of Delaware and Texas.  Overall, turkey export markets are very good.

Specialty Foods (11 % of Net Sales, 8 % of Segment Operating Profit)

•                  Dollar sales increased 56 percent to $123 million (48 percent due to Century Foods International acquisition).

•                  Volume was up 89 percent.

•                  Operating profit improved $3.6 million.

•                  Diamond Crystal Brands sugar substitute category reported strong volume growth, up 69 percent over last year.

•                  Century Foods International continues to add new items in the nutritional supplement category.

All Other (5 % of Net Sales, 7 % of Segment Operating Profit)

•                  Dollar sales increased 19 percent to $52 million.

•                  Volume was 36 percent higher than a year earlier, primarily due to strong export sales of fresh pork and solid growth from our subsidiary, Dan’s Prize, which sells cooked beef to the foodservice channel.

•                  Operating profit was up 28 percent.  Strong margins from Dan’s Prize and Vista International Packaging were key contributors to the increased operating profit.

General Corporate Expense

•                  Expenses increased $8.8 million, primarily from sales reorganization expenses ($4.8 million) and higher pension and medical costs ($4.2 million).

Other Income and Net Interest

•                  Other income and net interest improved $10.2 million, primarily from Campofrio gain of $6.2 million, investment income increase of $2.5 million and interest expense decrease of $1.5 million.

DIVIDENDS

Effective May 15, 2004, the company paid its 303rd consecutive quarterly dividend.  The annual rate is $.45 per share.

CONFERENCE CALL

A conference call will be Webcast at 10:00 a.m. CT on Thursday, May 20, 2004.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to an audio replay, call 800-642-1687 in the United States and 706-645-9291 internationally and enter conference call ID 7292191.  The Webcast replay will be available at 12:00 (noon) CT, May 20, and archived for one year.  Listening to the Webcast requires speakers and Microsoft’s Windows Media Player.  If you do not have Media Player, you may download it for free at http://www.microsoft.com/windows/windowsmedia/download/default.asp.  The audio replay will be available beginning at 12:00 (noon) CT on Thursday, May 20, 2004, through 11:59 p.m. CT on June 5, 2004.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational marketer of consumer-branded, value-added food, meat and poultry products delivered through retail and foodservice channels.  The company creates shareholder value by building emerging businesses, strengthening existing brands, launching new brands, providing outstanding customer service, maintaining careful cash and debt management and transparent accounting policies and by leveraging its strong financial position to accelerate growth worldwide.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99.1 of the company’s Annual Report on Form 10-K for the fiscal year ended October 25, 2003, which can be accessed at http://www.hormel.com

Segment Data

Fiscal 2004 Second Quarter and Year-to-Date Segment Operating Results (in Thousands)

	SECOND QUARTER – 13 WEEKS ENDED
	April 24, 2004	April 26, 2003	% Change
SALES
Grocery Products	$186,630	$187,601	(0.5)
Refrigerated Foods	541,987	476,328	13.8
Jennie-O Turkey Store	239,782	216,173	10.9
Specialty Foods	123,081	78,971	55.9
All Others	51,647	43,529	18.6
Total	$1,143,127	$1,002,602	14.0

OPERATING PROFIT
Grocery Products	$29,028	$37,167	(21.9)
Refrigerated Foods	37,179	13,922	167.1
Jennie-O Turkey Store	16,672	6,302	164.6
Specialty Foods	8,377	4,770	75.6
All Others	6,828	5,350	27.6
Total segment operating profit	98,084	67,511	45.3
Other income and net interest	2,757	(7,403)	N/A
Gen. corporate expense	(16,614)	(7,827)	(112.3)
Income before tax	$84,227	$52,281	61.1

	YEAR TO DATE – 26 WEEKS ENDED
	April 24, 2004	April 26, 2003	% Change
SALES
Grocery Products	$370,466	$381,589	(2.9)
Refrigerated Foods	1,086,611	983,138	10.5
Jennie-O Turkey Store	477,317	431,932	10.5
Specialty Foods	235,264	128,003	83.8
All Others	109,002	96,390	13.1
Total	$2,278,660	$2,021,052	12.7

OPERATING PROFIT
Grocery Products	$63,411	$82,476	(23.1)
Refrigerated Foods	66,968	24,623	172.0
Jennie-O Turkey Store	38,899	24,181	60.9
Specialty Foods	13,095	8,101	61.6
All Others	13,151	10,519	25.0
Total segment operating profit	195,524	149,900	30.4
Other income and net interest	(851)	(12,589)	93.2
Gen. corporate expense	(28,830)	(13,145)	(119.3)
Income before tax	$165,843	$124,166	33.6

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	4-24-2004	4-26-2003	4-24-2004	4-26-2003

Net sales	$1,143,127	$1,002,602	$2,278,660	$2,021,052

Cost of products sold	869,708	764,154	1,733,465	1,530,439

GROSS PROFIT:	273,419	238,448	545,195	490,613

Expenses:
Selling and delivery	128,588	120,031	254,361	239,845

Marketing	27,199	27,650	53,066	55,721

Administrative & general	38,601	32,712	75,219	60,802

TOTAL EXPENSES:	194,388	180,393	382,646	356,368

Equity in earnings of affiliates	2,439	1,629	4,145	2,510

OPERATING INCOME:	81,470	59,684	166,694	136,755

Other income & expenses:
Interest & investment income	9,380	694	12,582	2,555

Interest expense	(6,623)	(8,097)	(13,433)	(15,144)

EARNINGS BEFORE INCOME TAXES:	84,227	52,281	165,843	124,166

Provision for income taxes	30,576	18,480	60,366	43,425
(effective tax rate)	36.30%	35.35%	36.40%	34.97%

NET EARNINGS	$53,651	$33,801	$105,477	$80,741

NET EARNINGS PER SHARE (Basic)	$.39	$.24	$.76	$.58

NET EARNINGS PER SHARE (Diluted)	$.38	$.24	$.75	$.58

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	April 24, 2004	October 25, 2003
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$192,236	$97,976
Securities	3,250	0
Accounts receivable	253,163	291,481
Inventories	434,593	403,213
Deferred income taxes	20,067	14,732
Prepaid expenses & other current assets	46,279	16,572

TOTAL CURRENT ASSETS	949,588	823,974

INTANGIBLES	509,944	509,986

OTHER ASSETS	312,546	357,819

PROPERTY, PLANT & EQUIPMENT, NET	691,998	701,342

TOTAL ASSETS	$2,464,076	$2,393,121

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$452,782	$441,990

LONG-TERM DEBT – LESS CURRENT MATURITIES	376,953	395,273

OTHER LONG-TERM LIABILITIES	300,510	303,123

SHAREHOLDERS’ INVESTMENT	1,333,831	1,252,735

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$2,464,076	$2,393,121

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-Six Weeks Ended
	4-24-2004	4-26-2003
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$105,477	$80,741
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	42,900	41,428
Amortization of intangibles	3,500	1,395
Equity in earnings of affiliates	(3,431)	(2,098)
Provision for deferred income taxes	(6,278)	(8,142)
Loss on property/equipment sales and plant facilities	15	1,158
Gain on sale of investment	(6,222)	0
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	38,318	44,228
Increase in inventories, prepaid expenses, and other current assets	(59,623)	(44,876)
Increase (decrease) in accounts payable and accrued expenses	13,670	(31,407)
Other	2,766	0
NET CASH PROVIDED BY OPERATING ACTIVITIES	131,092	82,427

INVESTING ACTIVITIES
Purchase of held-to-maturity securities	(3,250)	0
Acquisitions of businesses	(2,097)	(124,432)
Purchases of property / equipment	(34,287)	(30,198)
Proceeds from sales of property / equipment	716	1,142
Proceeds from sale of investment	84,249	0
Increase in investments, equity in affiliates, net pension assets, and other assets	(29,538)	(48,630)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	15,793	(202,118)

FINANCING ACTIVITIES
Proceeds from long-term debt	0	40
Principal payments on long-term debt	(21,555)	(1,677)
Dividends paid on common stock	(30,122)	(28,017)
Stock repurchase	(8,711)	(4,808)
Other	7,763	1,569
NET CASH USED IN FINANCING ACTIVITIES	(52,625)	(32,893)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	94,260	(152,584)
Cash and cash equivalents at beginning of year	97,976	309,563

CASH AND CASH EQUIVALENTS AT END OF QUARTER	$192,236	$156,979